EXHIBIT 10.38

SEVERANCE AGREEMENT AND RELEASE
THIS Severance Agreement and Release (“Agreement”) is made between David Webb (the “Executive”) and Cliffs Natural Resources Inc., an Ohio corporation (the “Company”), as of the date set forth below. The Executive and Company may be referred to as the “Parties”.
WHEREAS, the Company and the Executive are parties to a Change in Control Severance Agreement, which was executed on January 24, 2014 and which became effective on January 1, 2014 (the “CIC Agreement”);
WHEREAS, on August 6, 2014, the Company incurred a “Change in Control” as defined in the CIC Agreement;
WHEREAS, on October 31, 2015, the Company terminated the employment of the Executive without “Cause” (as defined in the CIC Agreement) in connection with the Change in Control;
WHEREAS, as a result of such termination of employment, the Executive has become entitled to certain benefits and payments under the CIC Agreement;
WHEREAS, under the CIC Agreement, the Executive is required to sign a release in order to receive the Severance Compensation (as defined under the CIC Agreement and outlined below) and to receive other benefits or payments as provided under the CIC Agreement; and
WHEREAS, the Parties wish to clarify, interpret, and specify the rights of and payments to the Executive in this Agreement, to embody the release required of the Executive in order to trigger the payments and benefits to be provided under the CIC Agreement to the Executive, and to confirm the continued effectiveness of certain prior agreements between the Parties.
NOW THEREFORE, in consideration of the promises and agreements contained herein and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, and intending to be legally bound, the Parties agree as follows:
This Agreement is effective on the date hereof and will continue in effect as provided herein. Capitalized terms that are not defined herein shall have the meanings ascribed to them in the CIC Agreement.

1.	SEVERANCE PAYMENT.
Pursuant to the payment terms and structure within Annex A of the CIC Agreement, the Company shall make the following payments to or for the benefit of the Executive:
(a)An aggregate cash payment in the amount of $1,543,992 less appropriate withholdings

•	2 years of 2015 Base Pay ($402,000 * 2 = $804,000);

•	2 years of Incentive Pay at Target for 2015 ($321,600 *2 = $643,200);

•	Accrued but unused 2015 vacation ($16,492);

•	Financial planning perquisites ($20,000).

•	Outplacement service (15 % of base pay = $60,300); and
(b)Payment of equity under Executives 2014-2016 LTI Grant which was made to Executive on February 10, 2014. Executive shall receive $96,902 reflective of an equity payout inclusive of accrued dividends less applicable withholdings, reflective of vested grants and/or awards under the 2012 Incentive Equity Plan, as amended, to be paid immediately within the first three days of the seventh month after the Executive’s Separation from Service.

(c)Payment of shares under the Executives 2015-2017 LTI Grant made to Executive on January 12, 2015. Payment shall be paid through the issuance of prorated Restricted Stock Units (RSU’s) totaling 7,620 shall be paid in shares within the first three days of the seventh month after the Executive’s Separation from Service. Executive shall also retain prorated Performance Shares (PS’s) totaling 7,620. If Performance share metrics are met and performance shares are paid they shall be paid to Executive in February of 2018.
(d)Payment of shares under the Executives 2014 retention grant made to the Executive on July 29, 2014. Remaining 50% of grant (12,270 RSU’s) shall be paid through the issuance of shares, less applicable withholdings, within the first three days of the seventh month after the Executive’s Separation from Service. At the time of payment, the Company shall also pay to the Executive, in cash, the amount of any dividend equivalents to which he is entitled under the award agreement.
A lump sum payment, less applicable withholdings, representing the sum of the present values of the Executive’s full accrued benefit under the Accrued SERP Payment and the Non-accrued SERP Payment. Amount shall be paid to the Executive pursuant to the SERP, in a single lump sum, within the first three days of the seventh month after the Executive’s Separation from Service. The amount of this lump sum payment is currently estimated to be $238,562.59. However, such amount will be increased or decreased, as applicable, depending on the interest crediting rate for the period. At the time of payment, the Company will provide Executive with the final calculation made by the Company’s actuary of the lump sum payment

2.	OTHER BENEFITS OR PAYMENTS.
Health & Welfare Benefits. Pursuant to the provisions of paragraphs (1) through (3) of Annex A to the CIC Agreement, for the duration of the Continuation Period, the Company shall continue to cover the Executive under all of the health and welfare plans in which the Executive was participating on October 31, 2015, all at Company expense.

3.	RELEASE (the “Release”).
In consideration of the payments to be made and the benefits to be received by the Executive pursuant to this Agreement, and the CIC Agreement, which the Executive acknowledges are in addition to payments and benefits which the Executive would be entitled to receive absent this Agreement and the CIC Agreement (other than severance pay and benefits under any other severance plan, policy, program or arrangement sponsored by Cliffs Natural Resources Inc.), the Executive, for himself and his dependents, successors, assigns, heirs, executors and administrators (and his and their legal representatives of every kind), hereby releases, dismisses, remises and forever discharges Cliffs Natural Resources Inc., its predecessors, parents, subsidiaries, divisions, related or affiliated companies, officers, directors, stockholders, members, executives, heirs, successors, assigns, representatives, agents and counsel (the “Released Parties”) from any and all arbitrations, claims, including claims for attorney’s fees (other than as provided in the CIC Agreement), demands, damages, suits, proceedings, actions and/or causes of action of any kind and every description, whether known or unknown, which the Executive now has or may have had for, upon, or by reason of any cause whatsoever (“claims”), against the Released Parties, including but not limited to:
(a)any and all claims arising out of or relating to the Executive’s employment by or service with the Company and his termination from the Company other than any claims arising under this Agreement, the CIC Agreement, or under any executive benefit programs or executive compensation programs not specifically addressed in this Agreement or the CIC Agreement;
(b)any and all claims of discrimination, including but not limited to claims of discrimination on the basis of sex, race, age, national origin, marital status, religion or handicap, including, specifically, but without limiting the generality of the foregoing, any claims under the Age Discrimination in Employment Act, as amended, Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act, Ohio Revised Code Section 4101.17 and Ohio Revised Code Chapter 4112, including Sections 4112.02 and 4112.99 thereof; and
(c)any and all claims of wrongful or unjust discharge or breach of any contract or promise, express or implied.
The Executive hereby gives up any and all rights or claims to be a class representative or otherwise participate in any class action on behalf of any employee benefit plan of the Company or any Subsidiary.

The Executive understands and acknowledges that the Company does not admit any violation of law, liability or invasion of any of his rights and that any such violation, liability or invasion is expressly denied. The consideration provided for this Release is made for the purpose of settling and extinguishing all claims and rights (and every other similar or dissimilar matter) that the Executive ever had or now may have against the Company to the extent provided in this Release. The Executive further agrees and acknowledges that no representations, promises or inducements have been made by the Company other than as appear in the Agreement.
The Executive further agrees and acknowledges that:
The release provided for herein releases claims to and including the date of this Release;
(d)He has been advised by the Company to consult with legal counsel prior to executing this Release, has had an opportunity to consult with and to be advised by legal counsel of his choice, fully understands the terms of this Release, and enters into this Release freely, voluntarily and intending to be bound;
(e)He has been given a period of 21 days, commencing on the day after his Separation from Service, to review and consider the terms of this Release, prior to its execution and that he may use as much of the 21 day period as he desires; and
(f)He may, within seven days after execution, revoke this Release. Revocation shall be made by delivering a written notice of revocation to the Executive Vice President, Human Resources at the Company. For such revocation to be effective, written notice must be actually received by the Executive Vice President, Human Resources at the Company no later than the close of business on the seventh day after the Executive executes this Release. If Executive does exercise his right to revoke this Release, all of the terms and conditions of the Release shall be of no force and effect and the Company shall not have any obligation to make payments or provide benefits to the Executive otherwise required as a result of the Agreement.
The Executive agrees that he will never file a lawsuit or other complaint asserting any claim that is released in this Release.
The Executive waives and releases any claim that he has or may have to reemployment after October 31, 2015.

4.	OTHER PROVISIONS.
(a)Effect of Executive’s Death. Should the Executive die before receipt of all payments under this Agreement, the unpaid amounts shall be payable to the Executive’s estate or otherwise inure to the benefit of his heirs. If the Executive dies before the end of the Continuation Period, the Employee Benefits shall continue to be made available or paid to the Executive’s surviving spouse and dependents for the duration of the Continuation Period.
(b)Non-Disparagement. The Executive shall not make any negative statements orally or in writing about the Executive’s employment with the Company, about the Company or its affiliates or any of its executives or products, to anyone other than to the EEOC or any similar state agency, Executive’s immediate family, and the Executive’s legal representatives or financial advisors. Nothing herein shall prevent the Executive from testifying truthfully in a legal proceeding or governmental administrative proceeding. The Executive may indicate on employment applications and during interviews that the Executive was employed by the Company, the Executive’s duties, length of employment, and compensation. The Company shall not make any negative statements orally or in writing about the Executive’s employment with the Company to anyone other than to the EEOC or any similar state agency and the Company’s legal representatives and the Company has instructed its senior executives not to make such statements. Nothing herein shall prevent the Company from testifying truthfully in a legal proceeding or governmental administrative proceeding.
(c)Severability. In the event that one or more provisions of this Agreement is found to be unenforceable for any reason whatsoever, the unenforceable provision or provisions shall be considered to be severable, and the remainder of this Agreement shall continue in full force and effect.

(d)Binding Effect. This Agreement shall be binding upon and operate to the benefit of the Executive and Released Parties, and their successors and assigns.
(e)Waiver. No waiver of any of the terms of this Agreement shall constitute a waiver of any other terms, whether or not similar, nor shall any waiver be a continuing waiver. No waiver shall be binding unless executed in writing by the Party making the waiver. The Company or the Executive may waive any provision of this Agreement intended for such Party’s benefit, but such waiver shall in no way excuse the other Party from the performance of any of such Party’s other obligations under this Agreement.
(f)Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio, without regard to the principles of conflicts of law, except to the extent those laws are preempted by federal law.
(g)Subsequent Modifications. The terms of this Agreement may be altered or amended, in whole or in part, only upon the signed written agreement of the Parties.
(h)Effect on Other Agreements; Indemnification. Notwithstanding the Release by the Executive contained in this Agreement, or anything else to the contrary, the rights and duties of the Parties under the CIC Agreement shall continue and be of full force and effect in accordance with its terms. The Company agrees to indemnify the Executive for actions occurring prior to the Termination Date and in connection with the execution, delivery and performance of this Agreement to the same extent as if he were a party to an indemnification agreement with the Company in the form of the indemnification agreement to which the Company is a party with members of its board of directors. Following the Termination Date, Employee shall continue to be covered by any provision for indemnification by the Company in effect on the date of the execution of this Agreement for so long and to the same extent that the Company provides the same or more favorable indemnification to the members of the Company’s board of directors or its active senior executives, whichever is more favorable. In addition, the Company shall continue to maintain D&O coverage that covers the Executive to the same extent that it covers the members of the Company’s board of directors or its active senior executives, whichever is more favorable. Finally, in the event of a transaction resulting in a Change in Control of the Company subsequent to the date hereof in which the Company is not the surviving entity, the Company shall use its reasonable best efforts to require as part of such transaction that the surviving company provide indemnification and D&O coverage that covers the Executive to the extent described in this paragraph, provided that the Company shall, in any event, use its reasonable best efforts to require that the surviving company provide the Executive with the same indemnification rights and D&O coverage as are provided to the senior executives who remain with the Company following the Change in Control and to the then current and former members of its board of directors, whichever is more favorable.
[signature page follows]

EXECUTIVE:
Dated: November 9, 2015	/s/ David L. Webb

COMPANY:
Dated: November 9, 2015	CLIFFS NATURAL RESOURCES INC.
	By:	/s/ Maurice D. Harapiak
	Its:	EVP Human Resources